Exhibit 10.3
AGREEMENT OF PURCHASE AND SALE
     This Agreement, dated as of October 26, 2007, is between ESS TECHNOLOGY, INC., a California corporation (“Seller”), and TC FUND PROPERTY ACQUISITIONS, INC., a Delaware corporation (“Buyer”).
ARTICLE I
PURCHASE AND SALE OF PROPERTY
     Section 1.1 Sale.
     Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):
          (a) Real Property. That certain real property located at 48401 Fremont Boulevard, 48461 Fremont Boulevard and 48481 Fremont Boulevard, in the City of Fremont, State of California, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”); and
          (b) Intangible Personal Property. To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements (but specifically excluding the names “ESS Technology” and any derivatives thereof); any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any Service Contracts (as defined in Section 2.1(b) below) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Intangible Personal Property as defined in Section 8.3(a)(2) below); and any governmental permits, approvals and licenses (including any pending applications). Notwithstanding anything to the contrary contained herein, there shall be excluded from the assignment of any rights of Seller under any intangible property any rights of Seller against third parties with respect to the period prior to Closing (the “Excluded Rights”) and any rights and obligations of Seller under the Transition Services Agreement (as defined in Section 3.1(d)) (collectively, the “Intangible Personal Property”).
     Section 1.2 Purchase Price.
          (a) The purchase price of the Property is Twenty Six Million Three Hundred Thousand Dollars ($26,300,000) (the “Purchase Price”).
          (b) The Purchase Price shall be paid as follows:

               (1) Not later than the second business day after the Effective Date (as defined herein), Buyer shall deposit in escrow with LandAmerica Commercial Services, 7552 Rambler Road, Suite 1700, Dallas, Texas 75231, Attention: Jennifer Flynn-Maxwell (the “Title Company”, which includes any title insurance company affiliate thereof) a promissory note executed by Buyer payable to the order of Seller (the “Promissory Note”) in the amount of Two Hundred Thousand Dollars ($200,000) and in the form set forth on Exhibit B attached hereto and made a part hereof.
               (2) If Buyer delivers a waiver notice under Section 2.2 to Seller prior to the expiration of the Contingency Period, Buyer shall deposit in escrow with the Title Company the amount of One Million Dollars ($1,000,000) (the “Deposit”, which includes all interest which accrues thereon) in cash or other immediately available funds within two (2) business days after the expiration of the Contingency Period. The Deposit shall replace the Promissory Note, and upon the Title Company’s receipt of the Deposit, the Title Company shall release the Promissory Note to Buyer. The Deposit shall be considered fully earned by Seller as consideration for entering into the Agreement and shall be nonrefundable after the Contingency Period except as otherwise expressly provided herein.
     The Deposit shall be held in an interest bearing account at an FDIC insured bank. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(3) below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, TOGETHER WITH REIMBURSEMENT OF BUYER’S ACTUAL DOCUMENTED COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, AND IN PERFORMING ITS DUE DILIGENCE, NOT TO EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000), IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW, OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. PROVIDED, HOWEVER, THAT IF SELLER’S DEFAULT RESULTS FROM THE SALE OR OTHER DISPOSITION OF THE PROPERTY, SUCH THAT THE REMEDY OF SPECIFIC PERFORMANCE IS NOT AVAILABLE, THEN BUYER MAY SEEK MONETARY DAMAGES. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES

THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.
INITIALS:           SELLER /s/RLB      BUYER /s/NB
               (3) The balance of the Purchase Price, which is Twenty Five Million Three Hundred Thousand Dollars ($25,300,000) (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).
ARTICLE II
CONDITIONS
     Section 2.1 Buyer’s Conditions Precedent.
     Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property or on a website all of those items listed on Schedule 2 attached hereto, and shall within the Delivery Period (as defined below) deliver or make available to Buyer at Seller’s offices or at the Real Property or on a website, copies of all other Due Diligence Materials (as defined in Section 2.2 below) in Seller’s possession, except as otherwise specifically provided herein along with all other documents and materials in Seller’s possession or reasonably available to Seller relating to the ownership or operation of the Property as Buyer may reasonably request. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials or internal appraisals, and (v) any information which is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). The “Delivery Period” shall mean the period which ends five (5) days after the Effective Date (as defined in Section 9.14 below). Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof:

          (a) Title to the Property and survey matters in accordance with Article IV below.
          (b) The Due Diligence Materials, including, but not limited to all contracts pertaining to the maintenance of the Property (collectively, the “Service Contracts”).
          (c) The physical condition of the Property.
          (d) The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.
          (e) The current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.
          (f) Any other matters Buyer deems relevant to the Property.
     Section 2.2 Contingency Period.
     Buyer shall have until the date that is thirty (30) days after the Seller Board Approval Date as defined in this Agreement (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(f) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). If Buyer determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, so notify Seller in writing, in which case Buyer shall be deemed to have approved all of the matters described in Sections 2.1(a)-(f) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts and other contracts, agreements, reports and other items and materials related to the Property prepared by or on behalf of Seller which have been delivered or otherwise made available to Buyer (collectively, the “Due Diligence Materials”), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Contingency Period Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Promissory Note shall be immediately returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below.
ARTICLE III
BUYER’S EXAMINATION
     Section 3.1 Representations and Warranties of Seller.
     Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), matters contained in the Due Diligence Materials, and any matters of public record in the city, county and state where the Property is located, Seller hereby makes the following representations and warranties with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

          (a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
          (b) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.
          (c) Subject to the provisions of Section 9.17 below, (i) this Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or, to the best of Seller’s knowledge, the Property is subject.
          (d) Except for that certain Transition Services Agreement dated January 1, 2007, by and between Seller and Silicon Integrated Systems Corporation, a California corporation (“SIS”), pursuant to which SIS occupies space in the 48461 Fremont Boulevard building (the “Transition Services Agreement”), no leases are currently in effect for the Property.
          (e) The only Service Contracts in effect for the Property are set forth in a list of Service Contracts attached hereto as Exhibit E and made a part hereof (or, if not attached, which Seller shall deliver to Buyer within the Delivery Period) and which at that time will be attached hereto as Exhibit E and made a part hereof.
          (f) Except as set forth on Schedule 1, Seller has received no written notice of any litigation or governmental proceeding (including, but not limited to any condemnation proceeding) pending with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage.
          (g) To the best of Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.
          (h) To the best of Seller’s knowledge, all of the Due Diligence Materials delivered or made available by Seller to Buyer in connection with the Property are true and complete copies of such items in Seller’s possession.
          (i) Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and, if so required to, is qualified to do business in the state in which the Real Property is located.
          (j) Seller is in compliance with, and, to Seller’s knowledge, all beneficial owners of Seller are, in compliance with the requirements of Executive Order No. 13224, 66 Fed

Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“ OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).
          (k) Seller has not entered into any contracts for the sale, exchange or other disposition of the Property or any portion thereof, nor do there exist any rights of first refusal, options or other rights of any other party to purchase all or any portion of the Property.
          (l) To the best of Seller’s knowledge, there is no current default or breach by Seller under the terms or provisions of any of the documents which are referenced as exceptions in the Title Report, the SIS Lease, or under any of the Service Contracts.
     Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.
     Section 3.2 No Liability for Exception Matters.
     As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items, or otherwise, or is a matter of public record in the city, county and state where the Property is located, or is otherwise discovered by or known to Buyer before the Closing. If Buyer first obtains knowledge of any Material Exception Matter, as such term is defined below, after the close of the Contingency Period and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials, the Disclosure Items or is not a matter of public record in the city, county and state where the Property is located, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) five (5) days following Buyer’s discovery of such Exception Matter or (b) the Closing, which ever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless Seller fails to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to five (5) business days in order to attempt to cure or remedy any Exception Matter for which Buyer gives written notice to Seller within the five (5) business day period prior to the Closing Date. Buyer’s failure to give notice within five (5) days after it has obtained knowledge of a Material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement, pursuant to this Section 3.2, neither party shall have any further rights nor obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. Except as set forth below, if Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property or is obligated to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.18 below). As used in this Section 3.2, the term “Material Exception Matter” shall mean a matter that would have a negative impact on the value of the Property in excess of Two Hundred Fifty Thousand Dollars ($250,000).
     Notwithstanding anything herein to the contrary, if an Exception Matter results from the breach of Seller’s covenants specifically contained in Section 7.2 and 7.3 of this Agreement, Buyer may elect to terminate this Agreement (according to the provisions in Section 1.2(b)(2) above) or Buyer may proceed to Closing, and may pursue Seller for monetary damages after the Closing.
     Section 3.3 Survival of Seller’s Representations and Warranties of Sale.
     The representations and warranties of Seller contained herein or in any Other Documents shall survive for a period of twelve (12) months after the Closing. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such twelve (12) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.
     Section 3.4 Seller’s Knowledge.
     For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Robert Blair, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Seller represents that Robert Blair is the person affiliated with Seller who is most knowledgeable regarding the matters that are being represented and warranted by Seller hereunder. Furthermore, it is understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.
     Section 3.5 Representations and Warranties of Buyer.
     Buyer represents and warrants to Seller as follows:
          (a) This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

          (b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
          (c) Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is (or will be, at Closing) qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.
          (d) Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use.
          (e) Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.
          (f) Other than the Brokers (as defined in Section 6.1 below) Buyer has had no contact with any broker or finder with respect to the Property.
          (g) Buyer is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Buyer and all beneficial owners of Buyer with respect to or arising out of the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control. Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Buyer agrees to make its policies, procedures and practices regarding compliance with the Orders available to Seller for its review and inspection during normal business hours and upon reasonable prior notice. Neither Buyer nor to Buyer’s knowledge (without any duty of inquiry or investigation), any beneficial owner of Buyer:
               (1) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
               (2) has been determined by competent authority to be subject to the prohibitions contained in the Orders;
               (3) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

               (4) shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person who is or whose beneficial owners are listed on the Lists.
Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing for a period of twelve (12) months. Any claim which Seller may have against Buyer for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Buyer within such twelve (12) month period shall not be valid or effective, and Buyer shall have no liability with respect thereto.
     Section 3.6 Buyer’s Independent Investigation.
          (a) By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:
               (1) All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.
               (2) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos — containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.) and any other applicable federal, state or local laws (collectively, “Environmental Laws”).
               (3) Any easements and/or access rights affecting the Property.

               (4) The Service Contracts and any other documents or agreements of significance affecting the Property.
               (5) All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials and the Disclosure Items.
          (b) Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.
          (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Service

Contracts, or other documents or agreements affecting the Property (xi) the value, economics of the operation or income potential of the Property, or (x) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items, unless and until an event or other matter occurs which would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement.
     Section 3.7 Release.
          (a) Without limiting the above, and subject to Seller’s liability with respect to the representations, warranties and covenants of Seller contained in this Agreement, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with or related to the Property, this Agreement and/or the transactions contemplated hereunder, including, without limitation (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law, (iii) the Disclosure Items, (iv) any Exception Matter or (v) any other matter.
          (b) In connection with Section 3.7(a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” BUYER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS SECTION 3.7. BY INITIALING BELOW, BUYER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 3.7.
     In this connection, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller and the Seller Related Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder.
     Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 3.7. Each Seller and Buyer have initialed this Section 3.7 to further indicate their awareness and acceptance of each and every provision hereof; provided, however that failure of any party to initial this Section 3.7 below shall not invalidate this Section 3.7 nor any other provision of this Agreement.

SELLER	BUYER

/s/RLB	/s/NB

     Section 3.8 Survival.
     The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.18 hereof.
ARTICLE IV
TITLE
     Section 4.1 Conditions of Title.
          (a) Upon execution of this Agreement, Buyer will order a current preliminary title report or commitment from the Title Company (the “Title Report”), together with copies of all underlying documents relating to title exceptions referred to therein. Buyer shall immediately order a survey of the Property or any update thereto from a duly licensed surveyor (the “Survey”) if desired by Buyer or if necessary to support the issuance of the Title Policy (as defined in Section 4.2 below). Buyer shall provide to Seller a copy of the Survey, which shall be certified to the Title Company, Buyer and Seller. Buyer shall pay the entire cost of the Survey. If Closing does not occur, Buyer shall, if Seller so requests, assign to Seller all contract rights Buyer has with the surveyor and in such event Seller shall reimburse Buyer for the cost of the Survey.
          (b) Within five (5) business days after the later of the Seller Board Approval Date, or Buyer’s receipt of the Title Report and Survey (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”). In the event the Title Company amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3)

business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.
          (c) If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to five (5) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not by other third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent, (iii) that have been voluntarily placed against the Property by Seller (and not by other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof and (iv) liens, such as, but not limited to, mechanic’s liens, but only those liens that arise pursuant to agreements in which Seller or its agents (and not tenants or third parties) is the contracting party, and which do not exceed Two Hundred Fifty Thousand Dollars ($250,000). Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.
          (d) If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be immediately returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e). If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.
          (e) At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit C attached hereto (the “Deed,” which shall be modified in form but not in substance if required by the Title Company) subject to no exceptions other than:

               (1) Interests of occupant under the Transition Services Agreement;
               (2)Matters created by or with the written consent of Buyer;
               (3) Non-delinquent liens for real estate taxes and assessments; and
               (4) Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above, and any other exceptions to title disclosed by the public records or which would be disclosed by an inspection and/or survey of the Property.
All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” By acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.
     Section 4.2 Evidence of Title.
     Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA standard Policy of Title Insurance (2006 Form) in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title (the “Title Policy”). The Title Policy may be written as an extended coverage policy, provided that Buyer furnishes the Title Company with an acceptable Survey, and may contain such endorsements as reasonably required by Buyer, provided that the issuance of such extended coverage or endorsements shall not be conditions to Buyer’s obligations hereunder. Buyer shall pay the costs for extended coverage and all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than an affidavit as to the existence of any tenants at the Property and any ongoing or recently completed construction work at the Property.
ARTICLE V
RISK OF LOSS AND INSURANCE PROCEEDS
     Section 5.1 Minor Loss.
     Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction does not exceed Five Hundred Thousand Dollars ($500,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as hereinafter defined) and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any reasonable and documented sums expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent.
     Section 5.2 Major Loss.
     If the cost to repair the damage or destruction as specified above exceeds Five Hundred Thousand Dollars ($500,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), then Buyer may, at its option to be exercised within twenty (20) days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings (during which time period Seller will make available to Buyer all information and documentation reasonably requested by Buyer relating to the damage or destruction, or condemnation, and any insurance and/or condemnation award, so that Buyer may make an informed decision as to whether to proceed with the transaction or to terminate), either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such twenty (20) day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be immediately returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any reasonable and documented sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent. A condemnation shall be deemed material if more than twenty percent (20%) of the net rentable area of the Property is taken, or any portion of any net rentable area of the Property, or any parking is taken which would cause the Property to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, or the existing access to the Property is materially and adversely affected, permanently. After the expiration of the Contingency Period, Seller will not settle any insurance or condemnation claim involving a Major Loss without the prior written consent of Buyer.

ARTICLE VI
BROKERS AND EXPENSES
     Section 6.1 Brokers.
     The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Colliers International (“Seller’s Broker”) and CB Richard Ellis (“Buyer’s Broker,” collectively with Seller’s Broker, the “Brokers”). At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker, and Seller shall indemnify Buyer against any claims of Seller’s Broker arising out of such agreement with Seller’s Broker. To the extent that Seller’s Broker and Buyer’s Broker have agreed to split such commission, arrangements will be made for the payment of Buyer’s Broker’s share of such commission through escrow at the Closing. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.
     Section 6.2 Expenses.
     Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.
ARTICLE VII
AGREEMENTS AFFECTING THE PROPERTY
     Section 7.1 Maintenance of Improvements; Removal of Tangible Personal Property.
     Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), provided that Seller shall in no event be obligated to make any capital expenditures or repairs. Notwithstanding the foregoing, except with respect to the Seller Lease Back Space and the SIS Space, Seller shall remove all existing furniture, fixtures and equipment from the Property that is owned by Seller prior to the Closing (other than supplies and materials used in connection with the management, maintenance and operation of the Property, which will be sold and assigned to Buyer at Closing for no additional consideration).

     Section 7.2 Service Contracts.
     Seller will not enter into any new Service Contracts or materially modify any existing Service Contracts (to the extent such Service Contracts will survive Closing) after the expiration of the Contingency Period, without Buyer’s prior written approval (not to be unreasonably withheld, conditioned or delayed). Seller will provide Buyer with any Service Contracts and material modifications of any existing Service Contracts (to the extent such Service Contracts will survive Closing), no later than five (5) business days prior to the expiration of the Contingency Period. Within three (3) business days prior to the expiration of the Contingency Period, Buyer will advise Seller in writing which Service Contracts Buyer will assume and which Service Contracts Buyer requests be terminated at Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing. If there are any Service Contracts which Buyer does not elect to assume, but which require a substantial (i.e., more than Fifty Thousand Dollars ($50,000)) termination fee which Seller refuses to pay, then if Buyer refuses to either assume such Service Contract or pay such termination fee, or if Seller and Buyer cannot otherwise resolve the matter to their mutual satisfaction, then Seller may terminate this Agreement (or Buyer may do so, prior to the end of the Contingency Period) in which event the Promissory Note shall be immediately returned to Buyer and neither party shall have any further rights or obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below.
     Section 7.3 Leases.
     Seller will not enter into any new leases of the Property, or modify the Transition Services Agreement, from and after the Effective Date and through the Closing.
ARTICLE VIII
CLOSING AND ESCROW
     Section 8.1 Escrow Instructions.
     Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.
     Section 8.2 Closing.
     The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed on December 18, 2007, and before 9:00 a.m. local time, or such other earlier date or later date and time as Buyer and Seller may mutually agree upon in writing (the

     "Closing Date”). Except as expressly provided herein, such date and time may not be advanced or extended without the prior written approval of both Seller and Buyer.
     Section 8.3 Deposit of Documents.
          (a) At or before the Closing, Seller shall deposit into escrow the following items:
               (1) the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;
               (2) four (4) duly executed counterparts of an Assignment and Assumption of Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit D pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Service Contracts, and other documents and agreements affecting the Property (the “Assignment of Contracts”);
               (3) an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code; and
               (4) California 593-C Certificate.
          (b) At or before Closing, Buyer shall deposit into escrow the following items:
               (1) immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder; and
               (2) four (4) duly executed counterparts of the Assignment of Contracts.
          (c) Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.
          (d) Within five (5) business days after the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of any items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

     Section 8.4 Intentionally Omitted.
     Section 8.5 Prorations.
          (a) Real property taxes and assessments; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents assumed by Buyer in accordance with the terms and conditions of Section 7.2; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the maintenance of the Property (including, without limitation, expenses prepaid by Seller and expenses already paid by Seller but which are being amortized over time by Seller and with respect to which Seller shall receive a credit at Closing in the amount of the prepaid or unamortized portion thereof), shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.
     Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property if the utility companies agree, in writing, that such deposits shall be transferred to Buyer for its account. Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing. To the extent Seller does not receive a credit for a deposit, Seller hereby retains the rights to such deposit and to pursue such amounts.
     Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent.
     Seller retains the right to pursue and control any pending tax appeals applicable to periods prior to the tax year of the Closing, and Buyer shall cooperate with Seller with respect to such appeals at no material cost or expense to Buyer. Any refund of real property taxes or special assessments relating to the period prior to Closing shall be for the account of Seller. To the extent Buyer receives any such refund, Buyer shall remit such refund to Seller within five (5) business days of receipt thereof. Notwithstanding the foregoing, Buyer and Seller shall reasonably and jointly pursue and control any tax appeals applicable to the current tax year, and the parties shall prorate all costs incurred and recovered in connection therewith based on the portion of the proceeds of any tax appeal recovery allocable to each party’s respective period of ownership of the Property.
          (b) Except as provided in Article IV, Section 6.2 and Section 9.5 of this Agreement, (i) Buyer shall be responsible for all survey costs, the cost of any ALTA policy, title endorsements and other title fees, and all escrow or closing fees, (ii) Seller will be responsible for the County documentary transfer tax, and (iii) all other costs and expenses not listed in subclauses (i) and (ii) above, shall be paid by Buyer and Seller at Closing in accordance with prevailing local custom in the city, county and state in which the Property is located. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.
          (c) The provisions of this Section 8.5 shall survive the Closing.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices.
     Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt or email (subject to the conditions set forth below in this Section 9.1 relating to email transmissions), or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	TC Fund Property Acquisitions, Inc.
c/o Trammell Crow Company
Four Embarcadero
Suite 790
San Francisco, California 94111
Attention: Lindsay Gordon
Facsimile No.: (415) 981-8131
Telephone: (415) 490-0304
E-mail: lgordon@trammellcrow.com

with a copy to:	Baker & Hostetler LLP
12100 Wilshire Boulevard, 15th Floor
Los Angeles, California 90025
Attention: Bruce R. Greene, Esq.
Facsimile No.: (310) 820-8859
Telephone: (310) 820-8800
E-mail: bgreene@bakerlaw.com

To Seller:	ESS Technology, Inc.
48401 Fremont Boulevard
Fremont, California
Attention: John Marsh, Chief Financial Officer
Facsimile No.: (510) 492-1511
Telephone: (510) 492-1173
E-mail: john.marsh@esstech.com

with a copy to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105-2669
Attention: Gary Louie
Facsimile No.: (415) 773-5759
Telephone: (415) 773-5586
E-mail: garylouie@orrick.com

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025-1015
Attention: Lowell D. Ness
Facsimile No.: (650) 614-7401
Telephone: (650) 614-7455
E-mail: lness@orrick.com
or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt or if sent by email (so long as a hard copy of such notice sent by email is also sent by a commercial overnight delivery courier for next business day delivery or is delivered in person the next business day), provided that the facsimile and email transmissions are made on a business day and prior to 5:00 p.m. local time of the recipient, and otherwise on the next business day. Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by facsimile or email (so long as a hard copy of such notice sent by email is received the next business day by overnight mail or hand delivery), provided that the facsimile and email transmissions are received on a business day and prior to 5:00 p.m. local time of the recipient, and otherwise on the next business day). If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.
     Section 9.2 Entire Agreement.
     This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

     Section 9.3 Entry and Indemnity.
     In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site invasive testing, including but not limited to any air sampling, borings, drillings or other samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s sole discretion, the proposed testing within two (2) business days after receipt of such notice. If Seller fails to respond within such two (2) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority (other than making routine requests for information for a Phase I report or a zoning report) without first obtaining the prior written consent of Seller thereto in Seller’s sole discretion, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority and present at any meeting by Buyer with a governmental authority. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts (but in no event less than One Million Dollars ($1,000,000) with respect to any liability insurance) and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage prior to any entry on the Property. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition. The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

     Section 9.4 Time.
     Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.
     Section 9.5 Attorneys’ Fees.
     If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.
     Section 9.6 Assignment.
     Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller, to assign its right, title and interest in and to this Agreement to a related entity in which Buyer has a direct or indirect ownership interest at any time before the Closing Date. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in subsection 3.5(e) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
     Section 9.7 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     Section 9.8 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located.

     Section 9.9 Confidentiality and Return of Documents.
     Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. If Buyer acquires the Property from Seller, Buyer or Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction in whatever manner it deems appropriate. Notwithstanding anything to the contrary contained herein, Buyer acknowledges that Seller may publicize the transaction and its terms in connection with applicable laws relating to disclosure and reporting requirements. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder.
     Section 9.10 Interpretation of Agreement.
     The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.
     Section 9.11 Intentionally Deleted.
     Section 9.12 Amendments.
     This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.
     Section 9.13 No Recording.
     Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

     Section 9.14 Drafts Not an Offer to Enter Into a Legally Binding Contract.
     The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile or email transmission) (the “Effective Date”).
     Section 9.15 No Partnership.
     The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.
     Section 9.16 No Third Party Beneficiary.
     The provisions of this Agreement are not intended to benefit any third parties.
     Section 9.17 Seller’s Conditions Precedent.
     Seller’s obligation to sell the Property to Buyer shall be conditioned on the approval of Seller’s board of directors in its sole discretion of this Agreement and the transactions contemplated hereby on or before a date that is ten (10) days after the Effective Date. If the board of directors does not approve this Agreement and the transactions contemplated hereby on or before the date provided above, then this Agreement shall terminate, the Deposit shall be immediately returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9. Seller shall notify Buyer in writing as to whether the investment committee has approved or disapproved this Agreement and the transactions contemplated hereby, such date being referred to herein as the “Seller Board Approval Date”.
     Section 9.18 Limitation on Liability.
     Notwithstanding anything to the contrary contained herein: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) in connection with the Property and/or the sale thereof to Buyer including, without limitation, under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed and the Assignment of Contracts (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed One Million Five Hundred Thousand Dollars ($1,500,000); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, the obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on Seller, and will not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.
     Section 9.19 Lease-Back Agreement.
     During the Contingency Period, Seller and Buyer shall negotiate in good faith towards a commercially reasonable lease on terms and conditions mutually acceptable to both parties (the “Lease”) in which Seller will lease from Buyer (i) approximately 46,800 square feet on the ground floor of the 48401 Fremont Boulevard building (the “Seller Lease Back Space”) and (ii) approximately 8,000 square feet on the second floor of the 48461 Fremont Boulevard building (the “SIS Space”) . The Lease will be a triple net lease, the term of which shall be for a period of six (6) months with respect to the Seller Lease Back Space and a period of one (1) month with respect to the SIS Space, commencing immediately upon the close of escrow. Base rent will be $0.80 per square foot, and Seller, as tenant, shall be responsible for its pro-rata share of operating expenses (including a management fee not to exceed 3% of the base rent). The Lease will be in the standard current AIREA form for multi-tenant, net commercial leases, attached hereto as Exhibit F, with no changes to the attached form except as Buyer and Seller may mutually agree.
     Section 9.20 Survival.
     Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.
     Section 9.21 Financing.
     The obtaining of financing by Buyer is not a condition precedent to the obligation of Buyer to purchase the Property. However, if Buyer elects to obtain such financing, Seller agrees to reasonably cooperate with Buyer and Buyer’s lender in all reasonable respects, provided that there is no out-of-pocket expense to Seller, and that the Closing is not delayed. Without limiting the generality of the foregoing, Seller acknowledges that such cooperation may include (i) allowing additional inspections and investigations of the Project by such lender’s representatives, so long as lender’s representatives comply with the terms, conditions and obligations set forth in Section 9.3 of this Agreement to which Buyer is subject, and (ii) providing such lender with a customary estoppel certificate with respect to the Lease and/or subordination, non-disturbance and attornment agreement with respect to the Lease that are reasonably acceptable to Seller.
     Section 9.22 Survival of Article IX.
     The provisions of this Article IX shall survive the Closing.

[signature page follows]

     The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	ESS TECHNOLOGY, INC., a California corporation

	By:	/s/Robert. L. Blair

	Its:	CEO

By:

Its:

Buyer:	TC FUND PROPERTY ACQUISITIONS, INC.,
a Delaware corporation

	By:	/s/Nathan Bialkowski

	Its:	Vice President

By:

Its:

LIST OF EXHIBITS AND SCHEDULES
Exhibits
Exhibit A      Real Property Description
Exhibit B      Form of Promissory Note
Exhibit C      Deed
Exhibit D      Assignment of Contracts
Exhibit E      List of Service Contracts
Exhibit F      AIREA Lease Form
Schedules
Schedule 1      Disclosure Items
Schedule 2      Seller Delivery Materials

Exhibit A
Real Property Description

Exhibit “A”
Legal Description
Real property in the City of Fremont, County of Alameda, State of California, described as follows:
BEING PORTIONS OF THOSE CERTAIN PARCELS OF LAND DESCRIBED AS LOTS 1 AND 2 IN THE LOT LINE ADJUSTMENT NO. 99-2 RECORDED FEBRUARY 10, 1999 AS SERIES NUMBER 99-062151, ALAMEDA COUNTY RECORDS, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT THE NORTHERLY CORNER OF SAID LOT 1, SAID CORNER BEING A POINT ON THE SOUTHWESTERLY LINE OF FREMONT BOULEVARD AS SAID BOULEVARD IS SHOWN ON THE MAP OF TRACT 5187 FILED JUNE 11, 1984 IN BOOK 145 OF MAPS AT PAGES 6 THROUGH 16, ALAMEDA COUNTY RECORDS;
THENCE ALONG SAID SOUTHWESTERLY LINE, SOUTHEASTERLY ALONG THE ARC OF AN 844.00 FOOT RADIUS CURVE TO THE LEFT, THE CENTER OF WHICH CURVE BEARS NORTH 39°56’49” EAST, THROUGH A CENTRAL ANGLE OF 1°46’16”, AN ARC DISTANCE OF 26.09 FEET;
THENCE CONTINUING ALONG SAID SOUTHWESTERLY LINE, SOUTH 51°49’27” EAST, 318.83 FEET TO THE TRUE POINT OF BEGINNING OF THIS DESCRIPTION;
THENCE LEAVING SAID LINE, SOUTH 38°10’33” WEST, 307.51 FEET;
THENCE NORTH 51°49’27” WEST, 76.00 FEET;
THENCE SOUTH 38°10’33” WEST, 310.38 FEET TO THE SOUTHWESTERLY LINE OF SAID LOT 1;
THENCE ALONG SAID SOUTHWESTERLY LINE OF LOT 1 AND ALONG THE SOUTHWESTERLY LINE OF SAID LOT 2, THE FOLLOWING EIGHT COURSES:
1.) SOUTH 45°00’00” EAST, 1.37 FEET;
2.) SOUTH 48°21’59” EAST, 64.75 FEET;
3.) SOUTH 57°59’41” EAST, 102.61 FEET;
4.) SOUTH 71°57’57” EAST, 228.03 FEET;
5.) SOUTH 63°26’06” EAST, 92.12 FEET;
6.) SOUTH 47°43’35” EAST, 63.15 FEET;
7.) SOUTH 31°36’27” EAST, 68.20 FEET; AND
8.) SOUTH 24°34’02” EAST, 198.07 FEET TO THE SOUTHERLY CORNER OF SAID LOT 2;
THENCE ALONG THE SOUTHEASTERLY LINE OF SAID LOT 2, NORTH 67°44’40” EAST, 614.20 FEET TO THE EASTERLY CORNER OF SAID LOT 2, SAID CORNER BEING A POINT ON THE AFOREMENTIONED SOUTHWESTERLY LINE OF FREMONT BOULEVARD;
THENCE ALONG SAID SOUTHWESTERLY LINE, THE FOLLOWING TWO COURSES;
1.) NORTHWESTERLY ALONG THE ARC OF A 756.00 FOOT RADIUS, NON-TANGENT CURVE TO THE LEFT, THE CENTER OF WHICH CURVE BEARS SOUTH 67°44’40” WEST, THROUGH A CENTRAL ANGLE OF 29°34’07”, AN ARC DISTANCE OF 390.15 FEET; AND

2.) NORTH 51°49’27” WEST, 629.42 FEET TO THE TRUE POINT OF BEGINNING.
APN: 519-1694-015-04

A-1

Exhibit B
Form of Promissory Note

B-1

PROMISSORY NOTE

$200,000	October___,2007
     FOR VALUE RECEIVED, the undersigned, TC FUND PROPERTY ACQUISITIONS, INC., a Delaware corporation (“Maker”) whose address is c/o Trammell Crow Company, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, Attention: J.D. Dell, Esq., promises to pay to the order of ESS TECHNOLOGY, INC., a California corporation (“Payee”), on demand, the principal sum of Two Hundred Thousand Dollars ($200,000). This Note shall not bear interest until five days (5) days after written demand is made at the address set forth above, and if this Note is not paid within such five (5) day period, it will bear interest from that date at the rate of ten percent (10%) per annum. Interest shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.
     Payable in lawful money of the United States. If action is instituted on this Note, Maker agrees to pay Payee’s reasonable attorneys’ fees and costs incurred in connection with the collection hereof.
     This Note constitutes the “Promissory Note” described in that certain Agreement of Purchase and Sale dated October 26, 2007 executed by Maker and Payee regarding certain real property situated in Fremont, California, as more particularly described therein (the “Agreement”).
     Maker and all guarantors and endorsers of this Note hereby severally waive presentment, demand, protest, notice of dishonor and all other notices, except as expressly provided herein or in the Agreement.
     The holder hereof shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by such holder and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of the holder hereof to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by the holder hereof of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.
     Nothing contained in this Note shall be deemed to require the payment of interest or other charges by the undersigned in excess of the amount which the holder hereof may lawfully charge under the applicable usury laws. In the event that the holder hereof shall collect monies which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder hereof, be returned to the undersigned or credited against the principal balance of this Note then outstanding.

     Time is of the essence hereof. Upon any default hereunder, the holder hereof may exercise all rights and remedies provided for herein and in the Agreement and by law, including, but not limited to, the right to immediate payment in full of this Note.
     The remedies of the holder hereof as provided herein or in the Agreement, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively, or together at the sole discretion of the holder hereof, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or a release thereof.
     This Note shall be construed in accordance with and governed by the laws of the State of California.

TC FUND PROPERTY ACQUISITIONS, INC., a Delaware corporation

By

Its

Exhibit C
Form of Deed

RECORDING REQUESTED BY AND WHEN RECORDED RETURN IT TO:

Attention:

MAIL ALL TAX STATEMENTS TO:

Attention:

APNs:	SPACE ABOVE THIS LINE FOR RECORDER’S USE
The undersigned Grantor declares:
Documentary Transfer Tax not shown
Pursuant to Section 11932 of the
Revenue and Taxation Code, as amended.
GRANT DEED
      FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,                                                                 , a                                                                  (“Grantor”), hereby grants to                                                                 , a                                                                (“Grantee”), the real property and all improvements thereon located in the County of                      , State of California, described on Exhibit A attached hereto and made a part hereof (the “Property”), subject to the exceptions to title described on Exhibit B attached hereto and made a part hereof.
[Grantor signature page follows]

C1-1

Executed as of this ___ day of                                         , 2007.
Grantor:                      [ADD APPROPRIATE SIG BLOCK]

C1-2

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

      On                                            ___, 2007, before me,                                           , a notary public for the State of California, personally appeared                                            , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity on behalf of which the person acted, executed the instrument.
     Witness my hand and official seal.

Signature of the Notary
[SEAL]

C1-3

Exhibit A
Real Property Legal Description
[See Attached]

C1-4

Exhibit B
Exceptions to Title
     (1) Interests of occupant in possession of the Property pursuant to that certain Transition Services Agreement dated January 1, 2007, by and between such occupant and Grantor;
     (2) Matters created by or with the written consent of Grantee;
     (3) Non-delinquent liens for real estate taxes and assessments; and
     (4) Any matters affecting the Property and shown on or referred to on that certain preliminary title report issued by LandAmerica Commercial Services dated                     , 2007, or any updates thereto, and any other exceptions to title to the Property disclosed by the public records or which would be disclosed by an inspection and/or survey of the Property.

C1-5

DO NOT RECORD
                                         ___, 2007
                                         County Recorder
     Re:       Request That Statement Of Documentary Transfer Tax Not Be Recorded
Dear Sir or Madam:
     Request is hereby made in accordance with Section 11932 of the California Revenue and Taxation Code that this statement of tax due not be recorded with the attached deed but be affixed to the deed after recordation and before return as directed on the deed.
     The attached deed names                                                                 , a                                                                 ,as Grantor, and                                                       , a                                                                 , as Grantee.
     The property being transferred and described in the attached deed is located in the County of                                         , State of California.
     The amount of Documentary Transfer Tax due on the attached deed is $                                            , computed on full value of the property conveyed.
[Grantor signature page follows]

C-1

     Grantor:                                          [ADD APPROPRIATE SIG BLOCK]

C1-2

Exhibit D
Assignment of Service Contracts,
Warranties and Other Intangible Property
     This Assignment of Service Contracts, Warranties and Other Intangible Property (this “Assignment”) is made and entered into                      , 20     , by and between                                            (“Assignor”),                                                                                      (“Assignee”).
     For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title, and interest in and to the following (collectively, the “Assigned Items”): (i) those certain service contracts (the “Service Contracts”) listed on Exhibit A, if any, attached hereto and made a part hereof for all purposes, and (ii) to the extent assignable, those certain warranties held by Assignor (the “Warranties”) listed on Exhibit B, if any, attached hereto and made a part hereof for all purposes, and (iv) all zoning, use, occupancy and operating permits, and other permits, licenses, approvals and certificates, maps, plans, specifications, and all other Intangible Personal Property (as defined in the Agreement) owned by Assignor and used exclusively in the use or operation of the Real Property and Personal Property (each as defined in the Agreement), including, without limitation, any trade names used exclusively in connection with the Real Property (but excluding the names “ESS Technology” and any derivatives thereof) and any utility contracts or other agreements or rights relating to the use and operation of the Real Property and Personal Property but excluding the Transition Services Agreement (as defined in the Agreement) (collectively, the “Other Intangible Property”). Notwithstanding anything to the contrary contained herein, there shall be excluded from the assignment of any rights of Assignor under any Service Contracts, Warranties or Other Intangible Property any rights of Assignor against third parties, including, without limitation, tenants, with respect to the period prior to the date hereof.
     This Assignment is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit C, if any, attached hereto and made a part hereof for all purposes.
      Assignee acknowledges and agrees, by its acceptance hereof, that, except as expressly provided in, and subject to the limitations contained in, that certain Agreement of Purchase and Sale, dated as of October___, 2007, by and between Assignor and Assignee (the “Agreement”), the assigned items are conveyed “as is, where is” and in their present condition with all faults, and that except as set forth in the Agreement, assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the nature, quality or condition of the assigned items, the income to be derived therefrom, or the enforceability, merchantability or fitness for any particular purpose of the assigned items.

     Except as otherwise expressly provided in Article VII of the Agreement, by accepting this Assignment and by its execution hereof, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the Closing Date (as defined in the Agreement) by the owner under the Service Contracts, the Warranties and/or the Other Intangible Property. Assignee agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) resulting by reason of the failure of Assignee to pay, perform or discharge any of the debts, duties or obligations assumed or agreed to be assumed by Assignee hereunder arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, from and after the Closing Date. Assignor agrees to indemnify, hold harmless and defend Assignee from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) resulting by reason of the failure of Assignor to pay, perform or discharge any of the debts, duties or obligations hereunder arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, prior to the Closing Date.
     All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     This Agreement shall be governed by and construed in accordance with the laws of the State of California.
[signature page follows]

     IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

Assignor:			,

a

By:

Its:

By:

Its:

Assignee:			,

a

By:

Its:

By:

Its:

Exhibit E
List of Service Contracts

E-1

Exhibit F
AIREA Lease Form

F-1

Schedule 1
Disclosure Items
     Natural hazards described in the following California code sections (the “Natural Hazard Laws”) may affect the Property: (A) Govt. Code Section 8589.3 (Special Flood Hazard Area); (B) Govt. Code Section 8589.4 (Inundation Area); (C) Govt. Code Section 51183.5 (Fire Hazard Severity Zone); (D) Public Resource Code Section 2621.9 (Earthquake Fault Zone); (E) Public Resource Code Section 2694 (Seismic Hazard Zone); and (F) Public Resource Code Section 4136 (Wildland Area). Seller’s Broker shall execute and deliver to Buyer a Natural Hazards Disclosure Statement with respect to the foregoing matters (the “Natural Hazards Disclosure Statement”). Buyer acknowledges and agrees that Buyer will independently evaluate and investigate whether any or all of such Natural Hazards affect the Property, and Seller shall have no liabilities or obligations with respect thereto. Prior to the expiration of the Contingency Period, Buyer shall execute and deliver to Seller the Natural Hazards Disclosure Statement. BUYER ACKNOWLEDGES AND REPRESENTS THAT BUYER HAS EXTENSIVE EXPERIENCE ACQUIRING AND CONDUCTING DUE DILIGENCE REGARDING COMMERCIAL PROPERTIES. THIS PROVISION IS AN ESSENTIAL ASPECT OF THE BARGAIN BETWEEN THE PARTIES.
     Pursuant to California Health & Safety Code Section 25359.7, which requires sellers of commercial real estate to disclose the known existence of hazardous substances that have come to be located on or beneath any real property being sold or transferred, Seller hereby discloses that the Property may contain Hazardous Materials, including, without limitation, asbestos, as described or referred to in the Environmental Reports. Buyer acknowledges and agrees that, in providing or making available such Environmental Reports, Seller has satisfied its obligations of disclosure, to the extent required by California Health & Safety Code Section 25359.7, and that no representation is being made or given by Seller regarding the presence or absence of any environmental matters or conditions on or affecting the Property.
     Additional Disclosure Items
     1. The adjacent property is a protected habitat for a mouse.
     2. Approximately ten (10) years ago, there was a burrowing owl on the Property. Seller and the California Fish and Game Commission entered into a mitigation agreement at that time and the owl was removed from the Property.

S1-1

Schedule 2
Seller Delivery Materials
A.	Property Information
•	Aerials

•	Plat Maps
B.	Title Information
•	Preliminary Title Report

•	Tax Roll

•	Grant of Easement

•	Tract Maps

•	Lot Line Adjustment

•	Bayside Business Park CC&Rs
C.	Reports & Repairs
•	JCP (dated July 13, 2007)

•	PowerLight Solar System Permit Pkg (dated March 22, 2005)

•	Generator Specs & Test Report (dated June 25,1996)

•	Geotechnical Investigation (dated September 10,1995)

•	Hazardous Materials Statement (dated February 21, 2007)
D.	Site & Floor Plans
E.	Zoning Ordinance

S2-1